MEMBERS LIFE INSURANCE COMPANY

MEMBERS® HORIZON VARIABLE SEPARATE ACCOUNT

SUPPLEMENT DATED MAY 1, 2022 TO

MEMBERS® HORIZON II FLEXIBLE PREMIUM DEFERRED VARIABLE

AND INDEX LINKED ANNUITY

PROSPECTUS DATED MAY 1, 2022

This supplement updates the prospectus for the variable and index linked annuity contract listed above and contains information that you should read and maintain for future reference. Please keep this supplement with your records.

On page 10, in the “Important Information You Should Consider About the MEMBERS® Horizon II Flexible Premium Deferred Variable and Index Linked Annuity” section, “Ongoing Fees and Expenses (annual charges)” row, the first table is replaced with the following table:

Annual Fee	Minimum	Maximum
Base Contract (“Contract Fee”)(1)	1.50%	1.50%
Investment Options (Fund fees and expenses)(2)	0.13%	1.38%

(1) As a percentage of average daily Variable Subaccount Value or as a percentage of beginning of Risk Control Account Year Risk Control Account Value, adjusted for any withdrawals. We do not assess a Contract Fee against Contract Value held in the Holding Account.

(2) As a percentage of Fund assets.

On page 10, in the “Important Information You Should Consider About the MEMBERS® Horizon II Flexible Premium Deferred Variable and Index Linked Annuity” section, “Ongoing Fees and Expenses (annual charges)” row, the second table is replaced with the following table:

Lowest Annual Cost: $1,364	Highest Annual Cost: $2,454
Assumes: • Investment of $100,000 • 5% annual appreciation • Least expensive combination of Fund fees and expenses • No additional purchase payments, transfers or withdrawals	Assumes: • Investment of $100,000 • 5% annual appreciation • Most expensive combination of Fund fees and expenses • No additional purchase payments, transfers or withdrawals

On Page 17, in the “Annual Fund Expenses” section, the following table is updated as follows:

Annual Fund Expenses (As of 12/31/21)	Minimum	Maximum
Annual Fund Expenses (expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.13%	1.38%
Annual Fund Expenses After Expense Reimbursements or Fee Waivers)(1)	0.13%	1.14%

(1) The annual fund expenses after expense reimbursements or fee waivers shows the minimum and maximum fees and expenses as of December 31, 2021, charged by the Funds after contractual reductions or expense reimbursements are considered. These contractual reductions or expense reimbursements are intended to reduce the overall expense of the Investment Options and will continue for at least one year from the date of this prospectus.

On page 18, in the “Annual Fund Expenses” section, the table shown in the examples is updated as follows:

	1 Year	3 Years	5 Years	10 Years
If you surrender your Contract at the end of the applicable time period	$11,011	$15,218	$19,683	$32,045
If you do not surrender your Contract	$2,911	$8,918	$15,183	$32,045